Pricing Supplement No.12 Dated November 18, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)

                               U.S.$8,000,000,000
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-75177

                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue


    Ford Motor Credit Company has designated $150,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Bear, Stearns & Co. Inc. has agreed to purchase the Notes at a price of 100% of their principal amount for resale at varying prices related to prevailing market prices determined by Bear, Stearns & Co. Inc. at the time of resale.

Issue Date:                                     November 24, 1999.

Maturity Date:                                  November 24, 2003.

Principal Amount:                               $150,000,000.

Interest Rate Basis:                            LIBOR Telerate having an Index
                                                Maturity of three months plus 26
                                                basis points.

Interest Reset Dates:                           On the Issue Date and thereafter
                                                quarterly on the 24th day of
                                                each February, May, August and
                                                November, commencing February
                                                24, 2000 until the Notes are
                                                paid in full.

Interest Payment Dates:                         Quarterly on the 24th day of
                                                February, May, August and
                                                November, commencing February
                                                24, 2000.

CUSIP No.:                                      345402 4P3

Interest Determination                          Two London banking days prior to
Date:                                           Interest Reset Date

Reference Agent:                                The Chase Manhattan Bank.


                            BEAR, STEARNS & CO. INC.